Exhibit 99.1

Magnachip Semiconductor Announces YJ Kim to Step Down as CEO

Current Board Chairman Camillo Martino Appointed Interim CEO

-Board Continues to Explore Strategic Alternatives; CAPEX Plans to Be Cut by Over 50% Through 2027-

SEOUL, South Korea, August 11, 2025 – Magnachip Semiconductor Corporation (NYSE: MX) (“Magnachip” or the “Company”) today announced that YJ Kim has agreed to step down as CEO and as a member of the Board of Directors, effective immediately. Camillo Martino, Chairman of the Board of Directors, has also been appointed Interim Chief Executive Officer, effective immediately.

Magnachip’s Interim CEO and Chairman Camillo Martino said, “YJ Kim became CEO during a turbulent period in the Company’s history, and has led the firm for the past decade. However, Magnachip now faces several strategic, operational and financial challenges as it transitions to become a pure play power semiconductor company, and this requires new leadership. On behalf of the Board of Directors, I thank YJ for his service and wish him well in his future endeavors.”

Mr. Martino commented, “I am fully committed as Interim CEO and will spend most of my time in South Korea to accelerate our transition to a pure-play power company, while also focusing intensely on achieving sustainable profitability and maximizing shareholder value. Among the first actions being taken in our plan is cutting capital expenditures by more than 50% over the next two-plus years as we prioritize capital allocation. As part of our capital allocation plans, it is important that we invest in our Gumi fab to support the growth of our new-generation power products that are critical to our financial recovery. New-generation products are expected to increase our market competitiveness and result in higher average selling prices and gross profit margins. Capital expenditures, which recently had been forecast to range between $65-70 million through 2027, now are forecast to be in the range of $30-35 million, but the total net cash outlay by Magnachip currently is expected to range between $12-13 million, with the remainder covered by our bank equipment loan facility.”

“In addition, we will continue to review all other available cost reduction initiatives to align our spending consistent with our goal to achieve Adjusted EBITDA1 breakeven as soon as possible. One of the right-sizing initiatives being undertaken is headcount reduction, primarily through shared corporate functions. We are currently targeting to achieve annual savings of $2-3 million in operating expenses, with a payback period of 1.5 years.”

In concluding comment, Mr. Martino said, “As part of Magnachip’s capital allocation process, the Board will review all strategic alternatives including, but not limited to, a potential sale of the Company. The Board and management share the frustration of shareholders regarding the performance of the Company, and we are determined to optimize capital returns to shareholders. I will work closely with our management team to execute our strategic and financial plans and our new-generation power product roadmap.”

YJ Kim said, “I wish to thank Magnachip’s employees for their dedication to the Company, and the Board of Directors for its support. It’s been an honor to lead Magnachip over the past 10 years.”

[1]

Adjusted EBITDA is a non-GAAP financial measure. See the Company’s most recent earnings release for the fiscal quarter ended June 30, 2025 in the investor relations section of the Company’s website for its definition of Adjusted EBITDA, reconciliations of historical presentations to net income, and a description of how the Company uses it in evaluating operating performance.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor created thereby. Statements that are not historical or current facts, including statements about beliefs and expectations and statements are forward-looking statements. These forward-looking statements are often, but not always, made through the use of words or phrases such as “may,” “will,” “will be,” “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe(s),” “intend,” “predict,” “potential,” “future,” “strategy,” “opportunity” and similar words or phrases or the negatives of these words or phrases. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including, but not limited to: the impact of changes in macroeconomic conditions, including those caused by or related to recent trade and tariff actions announced by the U.S. globally and the related retaliatory tariffs and disruptions in supply chains and global trade as a result thereof, inflation, potential recessions or other deteriorations, economic instability or civil unrest; geopolitical conflicts, including between Russia-Ukraine and between Israel-Hamas and Iran, and sustained military action and conflict in the Red Sea; manufacturing capacity constraints or supply chain disruptions that may impact our ability to deliver our products or affect the price of components, which may lead to an increase in our costs and impact demand for our products from customers who are similarly affected by such capacity constraints or disruptions; the impact of competitive products and pricing; timely acceptance of our designs by customers; timely introduction of new products and technologies; our ability to ramp new products into volume production; industry-wide shifts in supply and demand for semiconductor products; overcapacity within the industry or at Magnachip; effective and cost-efficient utilization of manufacturing capacity; financial stability in foreign markets and the impact of foreign exchange rates; unanticipated costs and expenses or the inability to identify expenses that can be eliminated; compliance with U.S. and international trade and export laws and regulations by us, our customers and our distributors; change to or ratification of local or international laws and regulations, including those related to environment, health and safety; public health issues; other business interruptions that could disrupt supply or delivery of, or demand for, Magnachip’s products; and other risks detailed from time to time in Magnachip’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Form 10-K filed on March 14, 2025, and subsequent registration statements, amendments or other reports that we may file from time to time with the SEC and/or make available on Magnachip’s website. These reports are available at www.magnachip.com or www.sec.gov. Forward-looking statements speak only as of the date they are made. Magnachip assumes no obligation and does not intend to update the forward-looking statements provided, whether as a result of new information, future events or otherwise.

About Magnachip Semiconductor

Magnachip is a designer and manufacturer of analog and mixed-signal power semiconductor platform solutions for various applications, including industrial, automotive, communication, consumer and computing. The Company provides a broad range of standard products to customers worldwide. Magnachip, with about 45 years of operating history, owns a portfolio of approximately 1,000 registered patents and pending applications, and has extensive engineering, design and manufacturing process expertise. For more information, please visit www.magnachip.com. Information on or accessible through Magnachip’s website is not a part of, and is not incorporated into, this release.

CONTACT:

Steven C. Pelayo, CFA

The Blueshirt Group

Tel. +1 (360) 808-5154

steven@blueshirtgroup.co